Exhibit 99.1

CommScope Reports Third Quarter 2016 Results

•	Third Quarter Highlights

○	Sales of $1.29 billion, up 33 percent year over year

○	Gross margin of 42 percent

○	GAAP operating income of $181 million

○	Adjusted operating income (excludes special items) of $297 million, or 23 percent of sales

○	Net income of $0.48 per diluted share

○	Adjusted net income of $0.81 per diluted share, up 53 percent year over year

○	Cash flow from operations of $257 million, up 128 percent year over year

HICKORY, NC, November 3, 2016—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.29 billion and net income of $94 million, or $0.48 per diluted share, for the quarter ended September 30, 2016. Sales rose 33 percent year over year driven by incremental sales attributable to the BNS acquisition. Non-GAAP adjusted net income for the third quarter 2016 rose to $159 million, or $0.81 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

In comparison, for the quarter ended September 30, 2015, CommScope reported sales of $973 million and a net loss of $81 million, or a loss of $0.42 per diluted share. Non-GAAP adjusted net income for the third quarter of 2015 was $103 million, or $0.53 per diluted share.

“We are pleased to deliver year-over-year revenue growth and strong bottom-line results, which exceeded our expectations. Our fiber-to-the-X and wireless technologies were catalysts for this strong performance, especially in North America,” said President and Chief Executive Officer Eddie Edwards. “Service providers continue to densify their wireless networks and push fiber deeper into their high-speed broadband networks. With our broad product portfolio, we are well positioned to enable customers to transition their networks to respond to the ever-growing demand for bandwidth.

“We are also pleased to continue to generate robust cash flow, which enabled us to complete the redemption of our remaining PIK notes during the quarter. In addition, we repriced our term loan due 2022, lowering the interest rate by 50 basis points. We are proud of our low cost of capital and solid foundational capital structure.”

Third Quarter 2016 Overview

Third quarter 2016 sales grew 33 percent year over year to $1.29 billion, which was consistent with guidance. On a pro forma basis for the BNS acquisition, revenue increased 4 percent year over year driven primarily by strong growth in our Connectivity Solutions segment, an extra week of BNS results in the current quarter and an increase in spending by certain domestic operators in the Mobility Solutions segment. Foreign exchange rate changes negatively affected revenue by 1 percent year over year.

GAAP operating income in the third quarter of 2016 was $181 million and adjusted operating income in the quarter, which excludes amortization of purchased intangibles, integration and transaction costs, restructuring costs and other special items, increased 48 percent year over year to $297 million. This increase was driven by higher-margin BNS products, benefits from cost reduction initiatives and favorable geographic and product mix.

GAAP net income for the third quarter of 2016 increased to $94 million. Excluding special items, third quarter adjusted net income increased 55 percent year over year to $159 million. Adjusted earnings were $0.81 per diluted share, up 53 percent year over year.

Third Quarter 2016 Segment Overview

Third quarter Connectivity Solutions segment sales increased 68 percent to $819 million, driven by incremental revenue from the BNS acquisition. On a pro forma basis for the BNS acquisition, Connectivity Solutions segment sales grew 9 percent year over year, driven by strong double-digit fiber growth in outdoor network solutions and an extra week of BNS results in the current quarter. Foreign exchange rate changes negatively affected revenue by approximately 1 percent from the year-ago period. In the quarter, Connectivity Solutions GAAP operating income was $105 million. Adjusted operating income increased 86 percent year over year to $189 million, or 23 percent of segment sales. The more than 230 basis point year-over-year increase in adjusted operating income margin was due primarily to higher-margin BNS products and benefits from cost reduction initiatives.

Mobility Solutions segment sales of $475 million declined 2 percent year over year due to tepid international spending and product rationalization. On a pro forma basis for the BNS acquisition, Mobility Solutions segment sales decreased 4 percent year over year. Higher spending by certain North American wireless operators was more than offset by a decline in other major geographic regions and product rationalization. Foreign exchange rate changes had a negative impact of approximately 1 percent on Mobility Solutions segment sales compared to the year-ago period. Mobility Solutions GAAP operating income was $76 million. Despite the modest revenue decline, adjusted operating income increased 8 percent to $107 million, or 23 percent of segment sales. The more than 200 basis point increase in adjusted operating income margin compared to the prior year was driven by favorable geographic and product mix and benefits from cost reduction initiatives. These increases were partially offset by lower sales volumes and increased R&D spending as we continue to invest in small cell technology.

Term Loan Repricing

In October, the company amended its senior secured term loan due December 2022 to reduce the margin on the interest rate from 3.0 percent to 2.5 percent. The 0.75 percent LIBOR floor remained unchanged.

Outlook

CommScope management provided the following fourth quarter and full year 2016 guidance.

Fourth Quarter 2016 Guidance:

•	Revenue of $1.14 billion – $1.19 billion

•	Operating income of $111 million – $128 million

•	Adjusted operating income of $220 million – $240 million

•	Earnings per diluted share of $0.18 – $0.20, based on 197 million weighted average diluted shares

•	Adjusted earnings per diluted share of $0.54 – $0.59, up 35 percent year over year at the midpoint

•	Adjusted effective tax rate of 34 percent – 35 percent

Full Year 2016 Guidance:

•	Revenue of $4.885 billion – $4.935 billion

•	Operating income of $566 million – $583 million

•	Adjusted operating income of $1.019 billion – $1.039 billion

•	Earnings per diluted share of $1.03 – $1.05, based on 196 million weighted average diluted shares

•	Adjusted earnings per diluted share of $2.57 – $2.62, up 40 percent year over year at the midpoint

•	Adjusted effective tax rate of 34 percent – 35 percent

•	Cash flow from operations of more than $550 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss third quarter 2016 results. The conference call also will be webcast.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 95331448. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 95331448 and will be available through December 3, 2016. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our ability to integrate the BNS business on a timely and cost-effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; product performance issues and associated warranty claims; our ability to maintain effective management information systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; our ability to attract and retain qualified key employees; labor unrest; significant international operations expose us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; and other factors beyond our control. These and other factors are discussed in greater detail in our 2015 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact: Jennifer Crawford, CommScope +1 828-323-4970 jennifer.crawford@commscope.com Source: CommScope	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$1,293,948	$972,597	$3,744,715	$2,665,287

Operating costs and expenses:
Cost of sales	751,097	633,706	2,201,014	1,718,497
Selling, general and administrative	220,835	203,820	664,365	460,288
Research and development	48,430	31,100	152,554	86,818
Amortization of purchased intangible assets	74,639	54,287	224,270	143,697
Restructuring costs, net	10,826	6,868	24,503	10,633
Asset impairments	7,375	85,334	22,668	85,334

Total operating costs and expenses	1,113,202	1,015,115	3,289,374	2,505,267

Operating income (loss)	180,746	(42,518)	455,341	160,020
Other expense, net	(7,546)	(8,269)	(21,898)	(5,556)
Interest expense	(68,349)	(73,387)	(215,024)	(158,752)
Interest income	1,023	1,276	4,750	3,336

Income (loss) before income taxes	105,874	(122,898)	223,169	(952)
Income tax (expense) benefit	(12,043)	42,102	(54,797)	5,224

Net income (loss)	$93,831	$(80,796)	$168,372	$4,272

Earnings (loss) per share:
Basic	$0.49	$(0.42)	$0.88	$0.02
Diluted (a)	$0.48	$(0.42)	$0.86	$0.02

Weighted average shares outstanding:
Basic	192,719	190,269	192,275	189,483
Diluted (a)	196,598	190,269	196,141	193,930

(a) Calculation of diluted earnings per share:
Net income (loss) (basic)	$93,831	$(80,796)	$168,372	$4,272

Weighted average shares (basic)	192,719	190,269	192,275	189,483
Dilutive effect of stock awards	3,879	—	3,866	4,447

Denominator (diluted)	196,598	190,269	196,141	193,930

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$517,275	$562,884
Accounts receivable, less allowance for doubtful accounts of $19,388 and $19,392, respectively	966,839	833,041
Inventories, net	475,679	441,815
Prepaid expenses and other current assets	130,690	166,900

Total current assets	2,090,483	2,004,640
Property, plant and equipment, net of accumulated depreciation of $288,137 and $243,806, respectively	499,842	528,706
Goodwill	2,803,227	2,690,636
Other intangible assets, net	1,905,255	2,147,483
Other noncurrent assets	112,834	131,166

Total assets	$7,411,641	$7,502,631

Liabilities and Stockholders’ Equity
Accounts payable	$417,546	$300,829
Other accrued liabilities	497,777	371,743
Current portion of long-term debt	12,500	12,520

Total current liabilities	927,823	685,092
Long-term debt	4,701,486	5,231,131
Deferred income taxes	202,429	202,487
Pension and other postretirement benefit liabilities	31,201	37,102
Other noncurrent liabilities	115,471	124,099

Total liabilities	5,978,410	6,279,911
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 192,868,939 and 191,368,727, respectively	1,940	1,923
Additional paid-in capital	2,258,869	2,216,202
Retained earnings (accumulated deficit)	(644,022)	(812,394)
Accumulated other comprehensive loss	(169,277)	(171,678)
Treasury stock, at cost: 1,101,820 shares and 986,222 shares, respectively	(14,279)	(11,333)

Total stockholders’ equity	1,433,231	1,222,720

Total liabilities and stockholders’ equity	$7,411,641	$7,502,631

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating Activities:
Net income (loss)	$93,831	$(80,796)	$168,372	$4,272
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	100,953	73,762	301,450	199,485
Equity-based compensation	8,375	5,677	26,621	21,055
Deferred income taxes	(45,920)	(58,409)	(94,239)	(92,538)
Asset impairments	7,375	85,334	22,668	85,334
Excess tax benefits from equity-based compensation	(1,355)	(5,030)	(8,083)	(19,194)
Changes in assets and liabilities:
Accounts receivable	41,195	2,126	(96,337)	(116,131)
Inventories	(5,094)	58,480	(23,480)	67,518
Prepaid expenses and other assets	2,401	(49,163)	12,540	(43,286)
Accounts payable and other liabilities	53,735	76,793	218,590	74,524
Other	1,160	3,696	(2,850)	4,697

Net cash generated by operating activities	256,656	112,470	525,252	185,736
Investing Activities:
Additions to property, plant and equipment	(17,476)	(15,341)	(49,660)	(39,422)
Proceeds from sale of property, plant and equipment	195	46	3,935	219
Cash paid for acquisitions including purchase price adjustments, net of cash acquired	(3,549)	(2,957,476)	2,714	(2,957,476)
Acquisition funds held in escrow	—	2,746,875	—	—
Other	1,831	171	3,487	3,268

Net cash used in investing activities	(18,999)	(225,725)	(39,524)	(2,993,411)
Financing Activities:
Long-term debt repaid	(239,755)	(49)	(546,025)	(502,566)
Long-term debt proceeds	—	—	—	3,246,875
Long-term debt financing costs	—	(64,865)	—	(73,890)
Proceeds from the issuance of common shares under equity-based compensation plans	1,646	4,322	8,637	21,273
Excess tax benefits from equity-based compensation	1,355	5,030	8,083	19,194
Tax withholding payments for vested equity-based compensation awards	(150)	—	(2,946)	—

Net cash generated by (used in) financing activities	(236,904)	(55,562)	(532,251)	2,710,886
Effect of exchange rate changes on cash and cash equivalents	479	(6,180)	914	(14,570)

Change in cash and cash equivalents	1,232	(174,997)	(45,609)	(111,359)
Cash and cash equivalents, beginning of period	516,043	792,959	562,884	729,321

Cash and cash equivalents, end of period	$517,275	$617,962	$517,275	$617,962

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating income (loss), as reported	$180.7	$(42.5)	$455.3	$160.0

Adjustments:
Amortization of purchased intangible assets	74.6	54.3	224.3	143.7
Restructuring costs, net	10.8	6.9	24.5	10.6
Equity-based compensation	8.4	5.7	26.6	21.1
Asset impairments	7.4	85.3	22.7	85.3
Integration and transaction costs	14.7	60.8	45.1	82.1
Purchase accounting adjustments	—	30.5	0.6	30.6

Total adjustments to operating income (loss)	115.9	243.5	343.8	373.4

Non-GAAP adjusted operating income	$296.7	$201.0	$799.1	$533.4

Income (loss) before income taxes, as reported	$105.9	$(122.9)	$223.2	$(1.0)
Income tax (expense) benefit, as reported	(12.0)	42.1	(54.8)	5.2

Net income (loss), as reported	$93.8	$(80.8)	$168.4	$4.3
Adjustments:
Total pretax adjustments to operating income (loss)	115.9	243.5	343.8	373.4
Pretax amortization of deferred financing costs & OID(1)	6.1	3.9	16.9	17.1
Pretax acquisition related interest (1)	—	23.9	—	29.2
Pretax loss on debt transactions (2)	7.8	—	17.8	—
Pretax net investment gains (2)	—	—	(0.5)	(2.7)
Tax effects of adjustments and other tax items(3)	(64.3)	(87.9)	(147.8)	(142.4)

Non-GAAP adjusted net income	$159.3	$102.6	$398.6	$278.9

Diluted EPS, as reported	$0.48	$(0.42)	$0.86	$0.02
Non-GAAP adjusted diluted EPS	$0.81	$0.53	$2.03	$1.44

(1) Included in interest expense.

(2) Included in other expense, net.

(3) The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment(1)

				% Change
	Q3 2016	Q2 2016	Q3 2015	Sequential	YOY
Connectivity Solutions	819.2	778.0	489.0	5.3%	67.5%
Mobility Solutions	474.7	528.8	483.6	(10.2)%	(1.8)%

Total Net Sales	$1,293.9	$1,306.8	$972.6	(1.0)%	33.0%

Non-GAAP Adjusted Operating Income by Segment(1)

				% Change
	Q3 2016	Q2 2016	Q3 2015	Sequential	YOY
Connectivity Solutions	189.5	168.5	101.6	12.5%	86.5%
Mobility Solutions	107.2	122.5	99.4	(12.5)%	7.8%

Total Non-GAAP Adjusted Operating Income	$296.7	$291.0	$201.0	2.0%	47.6%

(1) As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Pro Forma Sales

(Unaudited — In millions)

Pro Forma Sales(1)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015(2)	Full Year 2015
Legacy CommScope	$825.4	$867.3	$831.5	$754.0	$3,278.2
Legacy BNS	424.9	471.0	415.8	388.5	1,700.2

Total Pro Forma Net Sales	$1,250.3	$1,338.3	$1,247.3	$1,142.5	$4,978.4

Pro Forma Sales by Segment(1)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Full Year 2015
Connectivity Solutions	$717.6	$781.2	$750.4	$671.5	$2,920.7
Mobility Solutions	532.7	557.0	496.9	471.0	2,057.6

Total Pro Forma Net Sales	$1,250.3	$1,338.3	$1,247.3	$1,142.5	$4,978.4

(1) As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.

(2) As reported

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

The unaudited pro forma amounts are presented as though the BNS acquisition had been completed as of January 1, 2015. This pro forma information has not been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized.

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Third Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment(1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$104.8	$75.9	$180.7
Amortization of purchased intangible assets	49.4	25.2	74.6
Restructuring costs, net	8.4	2.5	10.8
Equity-based compensation	4.9	3.5	8.4
Asset impairments	7.4	—	7.4
Integration and transaction costs	14.6	0.2	14.7

Non-GAAP adjusted operating income	$189.5	$107.2	$296.7
Non-GAAP adjusted operating margin %	23.1%	22.6%	22.9%

Second Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment(1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$92.9	$91.0	$183.9
Amortization of purchased intangible assets	50.6	25.4	76.0
Restructuring costs, net	6.6	1.0	7.6
Equity-based compensation	5.3	4.1	9.4
Integration and transaction costs	13.5	1.0	14.5
Purchase accounting adjustments	(0.4)	—	(0.4)

Non-GAAP adjusted operating income	$168.5	$122.5	$291.0
Non-GAAP adjusted operating margin %	21.7%	23.2%	22.3%

Third Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment(1)

	Connectivity Solutions	Mobility Solutions	Total
Operating loss, as reported	$(33.9)	$(8.6)	$(42.5)
Amortization of purchased intangible assets	30.8	23.5	54.3
Restructuring costs, net	4.1	2.8	6.9
Equity-based compensation	3.4	2.2	5.7
Asset impairments	10.9	74.4	85.3
Integration and transaction costs	57.1	3.8	60.8
Purchase accounting adjustments	29.2	1.3	30.5

Non-GAAP adjusted operating income	$101.6	$99.4	$201.0
Non-GAAP adjusted operating margin %	20.8%	20.6%	20.7%

(1) As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q3 2016	Q3 2015
Cash flow from operations	$256.7	$112.5
Integration and transaction costs	16.6	52.7
Redemption premium	7.8	—
Capital expenditures	(17.5)	(15.3)
Capex related to BNS integration	2.5	3.8

Adjusted Free Cash Flow	$266.1	$153.7

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Operating income (loss), as reported	$180.7	$183.9	$90.7	$21.6	$(42.5)
Amortization of purchased intangible assets	74.6	76.0	73.6	76.9	54.3
Restructuring costs, net	10.8	7.6	6.1	18.9	6.9
Equity-based compensation	8.4	9.4	8.8	7.6	5.7
Asset impairments	7.4	—	15.3	5.5	85.3
Integration and transaction costs	14.7	14.5	15.9	14.8	60.8
Purchase accounting adjustments	—	(0.4)	1.0	51.2	30.5

Non-GAAP adjusted operating income	$296.7	$291.0	$211.4	$196.4	$201.0

Non-GAAP adjusted operating margin %	22.9%	22.3%	18.5%	17.2%	20.7%

Depreciation	20.2	20.4	19.6	21.9	15.6

Non-GAAP adjusted EBITDA	$316.9	$311.4	$231.1	$218.2	$216.6

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited - In millions, except per share amounts)

Outlook
Three Months Ending
	December 31, 2016	Full Year 2016
Operating income	$111 - $128	$566 - $583

Adjustments:
Amortization of purchased intangible assets	$71	$295
Equity-based compensation	$9	$36
Restructuring costs, integration costs and other (1)	$29 - $32	$122 - $125

Total adjustments to operating income	$109 - $112	$453 - $456

Non-GAAP adjusted operating income	$220 - $240	$1,019 - $1,039

Diluted earnings per share	$0.18 - $0.20	$1.03 - $1.05

Adjustments(2):
Total adjustments to operating income	$0.36 - $0.38	$1.54 - $1.56
Debt-related costs and other special items(3)	$0.00 - $0.01	$0.00 - $0.01

Non-GAAP adjusted diluted earnings per share	$0.54 - $0.59	$2.57 - $2.62

(1) Reflects projections for restructuring costs, integration and transaction costs and other special items. Actual adjustments may vary from projections.

(2) The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3) Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net investment gains or losses and other tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.